Portfolio Recovery Associates Reports Third Quarter 2006 Results

Net Income up 20% to $11.2 Million, or $0.70 per Share, on Revenue of $47.8 Million; Portfolio Acquisitions Continue Strong at $35.6 Million

NORFOLK, VA -- 10/30/2006 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today reported net income of $11.2 million, or $0.70 per diluted share, for the quarter ended September 30, 2006.

The Company's third-quarter 2006 earnings represent growth of 20% from net income of $9.3 million, or $0.58 per diluted share, in the same period a year earlier.

Total revenue increased 28% to $47.8 million in the third quarter of 2006, up from $37.5 million in the year-earlier period. Total revenue consists of cash collections reduced by amounts applied to the Company's owned debt portfolios plus commissions from its fee-for-service businesses. During the third quarter of 2006, the Company applied 30.0% of cash collections to reduce the carrying basis of its owned debt portfolios. This included a $275,000 allowance charge against various pools of accounts.

"Portfolio Recovery Associates executed well across the board in the third quarter, operating with great efficiency even as we continued to expand our workforce. Cash collections and fee-for-service revenue set new records, despite the normal seasonal headwinds we experience in the third quarter. Portfolio buying remained robust, thanks to our very talented acquisition team," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

The Company's earnings for the first nine months of 2006 totaled $33.1 million, or $2.06 per diluted share, compared with $27.3 million, or $1.69 per diluted share, for the first nine months of 2005. Revenue for the first nine months of 2006 was $139.4 million, compared with $109.2 million in first nine months of 2005.

Financial and Operating Highlights

--  Cash collections rose 26% to a record $59.7 million in the third quarter of 2006, up from $47.5 million in the year-ago period.

--  Productivity, as measured by cash collections per hour paid, the
    Company's key measure of collector performance, stands at $147.54 for the first nine months of 2006, up from $133.39 for all of 2005.  Excluding the impact of trustee remittances from purchased bankrupt accounts, the comparison is $133.83 for the first nine months of 2006 vs. $128.02 for all of 2005.

--  The Company purchased $1.19 billion of face-value debt during the third quarter of 2006 for $35.6 million. This debt was acquired in 35 pools from 15 different sellers.

--  The Company's fee-for-service businesses generated record revenue of
    $6.1 million in the third quarter of 2006, up from $3.5 million in the same period a year ago.

--  The Company's cash balances were $26.7 million as of September 30,
    2006, up from $25.2 million as of June 30, 2006.  During the 2006 third quarter, the Company made no use of its $75 million line of credit.  No amount was outstanding on the line as of September 30, 2006.
"Our strong third-quarter performance highlights Portfolio Recovery Associates' ability to effectively compete and produce strong financial results even in periods of elevated portfolio pricing. The Company's results were driven by our great collector force, our growing bankruptcy team, and the record performance of our fee-for-service businesses. Our overall strategy of continuously improving operating effectiveness, investing in new and improved skills, and focusing on cost efficiency remains firmly in place. This is an approach that has served us well since the Company's inception, and we remain confident as ever in its ability to drive growth," said Kevin P. Stevenson, Chief Financial and Administrative Officer.

Conference Call Information

The Company will hold a conference call with investors today, October 30, 2006, at 5:30 p.m. EST to discuss its third quarter results. Investors can access the call live by dialing 866-383-7998 for domestic callers or 617-597-5329 for international callers using the pass code 28601214.

In addition, investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers using the pass code 77855414. The replay will be available approximately two hours after today's conference call ends. Investors may also listen via webcast, both live and archived, at the Company's website, www.portfoliorecovery.com.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company's primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, including statements with respect to future contribution of IGS Nevada and RDS to earnings and future portfolio-purchase opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web casts. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors, including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the Securities and Exchange Commission or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                    Portfolio Recovery Associates, Inc.
                 Unaudited Consolidated Income Statements
                 (in thousands, except per share amounts)

                                     Three     Three     Nine      Nine
                                     Months    Months    Months    Months
                                     Ended     Ended     Ended     Ended
                                   Sept. 30, Sept. 30, Sept. 30, Sept. 30,
                                     2006      2005      2006      2005

Revenues:
   Income recognized on finance
    receivables                    $  41,760 $  33,987 $ 121,528 $ 100,060
   Commissions                         6,076     3,518    17,835     9,139
                                   --------- --------- --------- ---------

         Total revenue                47,836    37,505   139,363   109,199

Operating expenses:
      Compensation and employee
       services                       14,550    11,216    42,982    32,491
      Outside legal and other
       fees and services              10,582     7,417    29,383    22,154
      Communications                   1,474     1,115     4,392     3,213
      Rent and occupancy                 573       555     1,693     1,543
      Other operating expenses         1,212       834     3,494     2,316
      Depreciation and
       amortization                    1,279     1,289     3,771     3,269
                                   --------- --------- --------- ---------

        Total operating expenses      29,670    22,426    85,715    64,986
                                   --------- --------- --------- ---------

         Income from operations       18,166    15,079    53,648    44,213

Other income and (expense):
   Interest income                       171       188       415       476
   Interest expense                      (66)      (59)     (309)     (186)
                                   --------- --------- --------- ---------

      Income before income taxes      18,271    15,208    53,754    44,503

      Provision for income taxes       7,027     5,867    20,678    17,180
                                   --------- --------- --------- ---------

      Net income                   $  11,244 $   9,341 $  33,076 $  27,323
                                   ========= ========= ========= =========

Net income per common share
   Basic                           $    0.71 $    0.60 $    2.08 $    1.75
   Diluted                         $    0.70 $    0.58 $    2.06 $    1.69

Weighted average number of shares
 outstanding
   Basic                              15,915    15,692    15,895    15,608
   Diluted                            16,071    16,173    16,074    16,133

                    Portfolio Recovery Associates, Inc.
              Unaudited Consolidated Summary Balance Sheets
                   (in thousands, except share amounts)

                                                 September 30, December 31,
ASSETS                                                2006         2005

Cash and cash equivalents                         $     26,662 $     15,985
Finance receivables, net                               211,763      193,645
Property and equipment, net                              7,730        7,186
Income tax receivable                                      662            -
Goodwill                                                18,288       18,288
Intangible assets, net                                   7,321        9,023
Other assets                                             2,845        3,646
                                                  ------------ ------------

      Total assets                                $    275,271 $    247,773
                                                  ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Accounts payable and accrued liabilities       $     11,494 $     13,569
   Deferred tax liability                               28,971       22,346
   Revolving lines of credit                                 -       15,000
   Long-term debt & capital lease obligations            1,083        1,535
                                                  ------------ ------------

      Total liabilities                                 41,548       52,450

Stockholders' equity:
   Preferred stock, par value $0.01, authorized
    shares, 2,000,000, issued and outstanding
    shares - 0                                               -            -
   Common stock, par value $0.01, authorized
    shares, 30,000,000, issued and outstanding
    shares - 15,921,482 at September 30, 2006 and
    15,767,443 at December 31, 2005                        159          158
   Additional paid in capital                          113,387      108,064
   Retained earnings                                   120,177       87,101
                                                  ------------ ------------

   Total stockholders' equity                          233,723      195,323
                                                  ------------ ------------

      Total liabilities and stockholders' equity  $    275,271 $    247,773
                                                  ============ ============

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com